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Exhibit 23.


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statements of First Keystone Financial, Inc. on Form S-8 (Registration Nos. 333-09565 and 33-97562) of our report dated November 7, 1997, appearing in this Annual Report on Form 10-KSB of First Keystone Financial, Inc. for the year ended September 30, 1997.


/s/ DELOITTE & TOUCHE LLP


DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
January 9, 1998